Exhibit 2.2

Certificate of Amendment of Articles of Incorporation	Entity Number: C4587244

The undersigned certify that:

1,	They are the president and the secretary, respectively, of California Tequila, Inc.,

2,	Article 4 of the Articles of Incorporation of this corporation is amended to read as follows;

This corporation is authorized to issue two classes of common stock, to wit:

a.   Class A Voting common stock (No Par Value), total authorized shares 20,000,000;

b.   Class B Non-voting common stock (No Par Value), total authorized shares 15,000,000

(the Class A Voting common stock shall have exclusive voting rights and the Class B Nonvoting common stock shall have no voting rights, except as otherwise provided by law).

3. The foregoing Amendment of Articles of Incorporation has been duly approved by the board of directors.

4

a.  The foregoing Amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code, The total number of outstanding shares of the Company entitled to vote for Amendment was 2,000 shares of Class A Voting Common Stook, The number of shares voting in favor equaled or exceeded the vole required. The percentage vote required was more than 50%.

b.  The Class B Non-Voting Common Stock of the Company was. not entitled either corporately or statutorily to vote on this Amendment to the Articles of Incorporation. Therefore, none of the Class B Non-Voting Common Stock shares participated in the corporate action resulting in the passing of this Amendment.

We further declare under penalty of perjury under the laws of the Stake of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: April 16, 2021
/s/ Andrew Ulmer
Andrew Ulmer, President

/s/ Richard Gamarra
Richard Gamarra, Secretary

Certified Copy

I hereby certify that the following transcript of 1 page(s) is a full, true, and correct copy of the original record in the custody of the California Secretary of State’s office.

05/10/2021
Certification Date

/s/ SHIRLEY N. WEBER
SHIRLEY N. WEBER, Ph.D
Secretary of State